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                                                                       EXHIBIT 3

                                 April 28, 1998




FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
EVEREN SECURITIES, INC.
c/o Friedman, Billings, Ramsey & Co., Inc.
1001 19th Street North
Arlington, Virginia  22209

Dear Sirs:

     The undersigned understands that you have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Chastain Capital Corporation (the "Company") and that you are reoffering the Shares to the public in an initial public offering (the "Offering").

     In consideration of your execution of the Underwriting Agreement and for other good and valuable consideration, the undersigned hereby irrevocably agrees that without your prior written consent (which consent may be withheld at your sole discretion) the undersigned will not, directly or indirectly, (and, except as may be disclosed in the Prospectus, will not announce or disclose any intention to) for a period of two years from the date of the final Prospectus relating to the offering, so long as ERE Yarmouth, Inc. (the "Manager") continues to serve as the manager of the Company during such period, (i) offer, pledge, sell, contract to sell, sell any option or contract to sell, grant any option for the sale of, or otherwise dispose of or transfer (other than a disposition or transfer pursuant to which the acquiror or transferee is subject to the restrictions on disposition and transfer set forth in this agreement to the same extent as such stockholder delivering a letter hereunder), directly or indirectly, any shares of Common Stock (other than by participating as selling stockholders in a registered offering of shares of Common Stock offered by the Company with your consent) or any securities convertible into or exercisable or exchangeable for shares of Common Stock or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise. Prior to the expiration of such period, the undersigned will not announce or disclose any intention to do anything after the expiration of such period which the undersigned is prohibited, as provided in the preceeding sentence, from doing during such period. This agreement shall terminate on such date, if any, during such two-year period, that the Manager ceases to act as manager of the Company.
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FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
EVEREN SECURITIES, INC.
April 28, 1998
Page 2

     The undersigned agrees that the provisions of this letter agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

     It is understood that, if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, you will release the undersigned from the undersigned's obligations under this letter agreement.



                         Very truly yours,

                         ERE YARMOUTH HOLDINGS, INC.


                                 By: /s/ Amber Degran
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                         Name:   Amber Degran
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                         Title:  Vice President, Treasurer and Director
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